FFP Partners, L.P.
                               2801 Glenda Avenue
                                Fort Worth, Texas
                                   76117-4391



FOR IMMEDIATE RELEASE               November 12, 1997



            FFP Partners Announces Purchase of 104 Convenience Stores

     FFP Partners,  L.P.  (AMEX - "FFP"),  Fort Worth,  Texas,  announced it has signed an agreement to purchase 104 convenience stores from E-Z Serve Convenience Stores, Inc. The outlets being acquired are in eight states with over 80% of them located in Texas. The Company expects to complete the closing of the acquisition by year end.

     In announcing the acquisition, John H. Harvison, Chairman of FFP Partners, said, "We are pleased to have an opportunity to expand our convenience store and retail motor fuel operations with this acquisition. All of these stores are located in states in which we currently operate and many of the them are in areas where we already have a presence. Although we will add some field supervisory personnel to oversee these outlets, we believe we will be able to handle the purchasing and accounting for these stores without adding any other administrative staff. Since these outlets are currently operating, this acquisition will have an immediate positive impact on our earnings and cash flow."

     FFP Partners is a publicly traded limited partnership that currently owns and operates over 300 convenience stores, truck stops, and self-service gasoline outlets in eleven central, southern, and southwestern states. The Company also sells motor fuel on a wholesale basis to other retailers and to commercial end users. Its Class A Units are listed on the American Stock Exchange.








      For further information, contact Steven B. Hawkins at 817.838.4767 or
                             investorinfo@ffplp.com